Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Matinas BioPharma Holdings, Inc. and Subsidiaries on Form S-3 (No. 333-239675) and Form S-8 (Nos. 333-198488, 333-203141, 333-210495, 333-215456, 333-222912, 333-237315 and 333-253659) of our report dated March 29, 2021, on our audit of the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 29, 2021.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

Iselin, New Jersey

March 29, 2021